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                     EXHIBIT (15)
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                 ARTHUR ANDERSEN & CO.

                                                                Exhibit (15)








To CMS Energy Corporation:

We are aware that CMS Energy Corporation has incorporated by reference in its Registration Statements No. 33-9732, No. 33-29681, No. 33-47629,
No. 33-64044 and No. 33-51877 its Form 10-Q for the quarter ended
March 31, 1994, which includes our report dated May 10, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



                                    Arthur Andersen & Co.




Detroit, Michigan,
May 10, 1994.
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